Exhibit 10.12

Tom Farrell

Chief Executive Officer

June 8, 2011

Mr. Joseph H. Senesac

20406 Apple Harvest Circle, Apt G

Germantown, MD 20876

Dear Joe:

It is my pleasure to extend the following offer of employment to you on behalf of Bellicum Pharmaceuticals, Inc. (the “Company”). This offer is contingent upon your satisfactory completion of all standard pre-employment requirements, including, without limitation, passing a criminal background check.

Title: Vice President of Manufacturing

The position will report to the CEO.

The Job Description for this position is attached. Please keep in mind that the job description may change as the organization changes and grows. Furthermore, your title and reporting relationship may change from time to time.

Your base salary will be paid In twice-monthly installments of $7,500, which is equivalent to $180,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or agreements with the Company.

Effective upon satisfactory completion of the first 90 days of employment, and based upon the goals and objectives agreed to in the performance development planning process with your manager, you may be eligible for a bonus of up to 25% of your base salary. The bonus plan for this year and beyond, should such a plan exist, will be based on the formula determined by the Company, in its sole discretion, for that year.

You must sign the Company’s standard non-compete and intellectual property agreements prior to your start date.

Should you accept this offer of employment, you shall generally be entitled to participate in the Company’s employee benefit plans and programs to the extent other similarly situated employees are entitled to participate in such plans and programs, subject to the requirements for eligibility and participation in such plans and programs. The current, proposed plan includes

6400 Fannin Street, Suite 2300	(713) 341-6472
Houston, TX 77030	www.bellicum.com

medical, dental, and vision coverage. However, please note that the Company is not obligated to institute, maintain, refrain from changing, amending or discounting any employee benefit program or plan.

Upon joining the Company, you will be eligible to receive 100,000 stock options, pursuant to the terms of the Bellicum Pharmaceuticals, Inc. 2006 Stock Option Plan, as amended (the “Plan”). Pursuant to the Plan, a grant of stock options to an employee must be approved by the Board of Directors of the Company. The strike price for these options will be determined by the Board no later than July 31, 2011.

The Company will provide you with up to $10,000 in reimbursement for relocation. Relocation reimbursement is contingent upon presenting receipts for approval to the Company. In the event that you voluntarily leave your position with the Company within the first six months, any money paid to you for relocation will be repayable to the Company.

Personal Time Off Is accrued at 7 hours per pay period, which is equivalent to 21 days on an annual basis, per Company policy.

Normal and reasonable expenses, in the Company’s sole discretion, will be reimbursed on a monthly basis per Company policy and upon completion of the appropriate expense request form.

Provided that you successfully complete the Company’s standard pre-employment requirements, your start date with the Company will be July 1, 2011. Your employment with Bellicum Pharmaceuticals, Inc. is at-will and either party can terminate the relationship at any time with or without cause and with or without notice. Nothing will alter the at-will nature of this employment relationship other than a written agreement signed by you and an authorized officer of the Company that expressly agrees to modify the at-will relationship. Nothing in this letter should be construed as a guaranty of any term of employment.

If you are in agreement with the above offer, please sign below. You acknowledge that this letter contains all of the terms and conditions of employment that you will use to make your decision and that you have not relied on any other agreements, assurances, representations or promises as the basis for your decision to accept the job as offered. This offer is in effect until June 17, 2011.

Signatures:

/s/ Thomas J. Farrell	8 June, 2011
Thomas J. Farrell, CEO Bellicum Pharmaceuticals, Inc.	Date

/s/ Joseph H. Senesac	22 August, 2011
Joseph H. Senesac	Date